Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2014 FINANCIAL RESULTS

Minnetonka, MN – March 5, 2015 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of physical connectivity infrastructure and services for deployments of broadband networks, today announced financial results for the fourth quarter (“Q4”) and full year ended December 31, 2014, including a discussion of results of operations by segment.

Full Year 2014 Summary

●	2014 consolidated sales of $119.1 million compared to $131.3 million in 2013.

▪	Suttle sales grew 24%

▪	Transition Networks sales declined 2%

▪	JDL Technologies sales decreased 74%, reflecting the substantial completion of a large infrastructure project in 2013

●	2014 net income was $2.0 million, or $0.23 per diluted share, compared to a net loss of $1.0 million, or $(0.11) per diluted share, in 2013.
●	Cash, cash equivalents, and investments increased to $29.9 million at December 31, 2014 from $29.7 million at December 31, 2013.

Fourth Quarter 2014 Summary

●	Q4 2014 consolidated sales of $27.2 million compared to $27.3 million in Q4 2013.

▪	Suttle sales grew 17%

▪	Transition Networks sales declined 10%

▪	JDL Technologies sales decreased 52%

●	Q4 2014 operating loss of $1.5 million compared to an operating loss of $0.1 million in Q4 2013.

▪	Suttle operating income grew 148% to $0.5 million

▪	Transition Networks operating loss was $1.5 million, and included a $1.1 million non-cash inventory reserve charge

▪	JDL Technologies operating loss was $0.6 million

●	Q4 2014 net loss was $1.0 million, or $(0.12) per diluted share, compared to a net loss of $0.8 million, or $(0.09) per diluted share, in Q4 2013.

CSI’s Chief Executive Officer Roger H.D. Lacey commented, “Our full year and fourth quarter results reflected continuing strong revenue growth and rising margins at Suttle, which continued to benefit from broad customer acceptance of our FTTx (fiber to the home or node) products and our core FutureLink™ brands.  Suttle revenues increased 17% to $15.5 million from $13.2 million in Q4 2013, driven by a 261% increase in combined FTTx product sales.  Suttle’s full year 2014 revenues rose 24% to $67.3 million, while operating income increased 78% to $6.6 million.  Suttle remains well positioned for growth in 2015 as our clients continue to deploy high-speed networks and we reap the benefits of significant investments in new product development made during 2014.”

Further commenting, Mr. Lacey stated, “Although full year and fourth quarter revenues declined at Transition Networks and JDL Technologies, we took important steps throughout 2014 to reposition each of these businesses for growth in 2015 and beyond.  At Transition Networks, we streamlined our inventory and captured efficiencies in the supply chain while focusing the business on attractive growth categories, including a renewed emphasis on core media conversion products.   For example, the Scorpion USB Ethernet Adapter, and 3110 and 4110 Fiber to Fiber Repeaters are recent additions to our Fiber-to-the-Desk solutions bringing the bandwidth, distance and security benefits of fiber to mission critical points of the Enterprise network within a native Ethernet environment.  We continue to invest in R&D and professional engineering staff, and expect an improved product portfolio to deliver revenue growth and margin expansion.”

Mr. Lacey added, “At JDL Technologies, fourth quarter revenues declined by 52% year-over-year, reflecting the completion of a large infrastructure project in Q1 2014.  While 2014 represented a challenging year for JDL Technologies given the temporary lull created by E-Rate program funding constraints, our managed services recurring revenue stream approximately doubled from 2013, driven by an increase in HIPAA-compliant IT services to the Florida healthcare market, where we are a leading provider.  JDL Technologies is fully scaled for the scheduled return of the E-Rate funding program in September 2015, and we are optimistic that a number of our responses to requests-for-proposal will convert to contracts this year.”

Mr. Lacey concluded, “We enter 2015 with optimism.  We are encouraged that the solid product revenue growth we experienced in 2014 from our manufacturing businesses will continue and that the availability of E-Rate funding in 2015 will support our services business.  We believe that the strategic initiatives we implemented in 2014 across all of our businesses are leading to higher, more consistent revenue growth going forward and improved operational efficiency.”

Segment Financial Overview

See the Form 10K to be filed on March 12, 2015 for more details, including our Management Discussion and Analysis comparing full year 2014 results to 2013.

CSI operates through the following business units:

●
Suttle manufactures and markets copper and fiber connectivity systems, enclosure systems, xDSL filters and splitters, and active technologies for voice, data and video communications under the Suttle brand in the United States and internationally;

●
Transition Networks manufactures media converters, network interface devices (NIDs), network interface cards (NICs), Ethernet switches, and other connectivity products that offer customers the ability to affordably integrate fiber optics into any data network; and

●
JDL Technologies provides technology solutions including virtualization, managed services, wired and wireless network design and implementation, HIPAA-compliant IT solutions, and converged infrastructure configuration and deployment.

Suttle

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Sales	$15,503,000	$13,244,000	$67,330,000	$54,346,000
Gross profit	4,759,000	3,657,000	20,992,000	15,812,000
Operating income	510,000	206,000	6,603,000	3,716,000

Q4 2014 sales rose 17% from Q4 2013, primarily due to revenue generated from new FTTx product platforms.  FTTx product sales, as a group, increased 261% to $3.7 million from $1.0 million in Q4 2013.  Sales to the major communication service providers rose 15% to $12.5 million from $10.8 million in Q4 2013, and comprised 81% of total segment revenues, compared to 82% in Q4 2013.  Higher sales to communications service providers reflected growth in core high-speed copper connectivity products and success in securing new business in multiple FTTx domains.  Suttle’s international sales increased 115% to $1.7 million from $0.8 million in Q4 2013, primarily driven by DSL and legacy voice business.

Gross profit in Q4 2014 rose 30% to $4.8 million, or 30.7% of sales, from $3.7 million, or 27.6% of sales, in Q4 2013.  Gross profit as a percentage of sales increased due to higher volumes and a favorable shift in mix to higher-margin new products.

Operating income rose 148% to $0.5 million from $0.2 million in Q4 2013, reflecting higher gross profit, which more than offset a $1.0 million increase in selling, general and administrative (“SG&A”) expense.  Higher SG&A expense primarily reflects incremental investment in new product development and the hiring of additional professional staff to support the anticipated, continuing growth of the business.

Transition Networks

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Sales	$10,585,000	$11,700,000	$43,174,000	$43,857,000
Gross profit	4,117,000	5,858,000	19,199,000	22,419,000
Operating (loss) income	(1,455,000)	280,000	(2,432,000)	(5,791,000)

Q4 2014 sales declined 10% to $10.6 million from $11.7 million in Q4 2013, reflecting lower sales in the U.S. and international markets.  By product category, an increase in media converter sales was more than offset by declines in sales of Ethernet adapters, switches and other products.  Media converter sales represented 70% of total business unit sales in Q4 2014, up from 62% of total business unit sales in Q4 2013.

Gross profit decreased 30% to $4.1 million, or 38.9% of sales, from $5.9 million, or 50.1% of sales, in Q4 2013.  In addition to the impact of lower sales, gross profit in Q4 2014 included a $1.1 million non-cash inventory reserve charge associated with the identification of excess and obsolete inventory.  There was not a similar charge in Q4 2013.

Operating loss totaled $1.5 million compared to operating income of $0.3 million in Q4 2013, reflecting lower gross profit and a $0.7 million increase in SG&A expense.  Higher SG&A expense primarily reflects the hiring of additional professional engineering staff, and incremental investment in research and development.

JDL Technologies

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Sales	$1,141,000	$2,369,000	$8,567,000	$33,116,000
Gross profit	188,000	456,000	1,968,000	6,668,000
Operating (loss) income	(574,000)	(571,000)	(878,000)	3,231,000

Results at JDL Technologies continued to be affected by the federal government’s decision to withhold all priority two E-Rate funding in 2014, as the E-Rate program underwent an extensive modernization project that affected most key elements in the program.   The E-Rate program was developed to assist schools and libraries in the United States in obtaining affordable telecommunications and Internet access.  The Company expects funding under the E-Rate program will be reinstated in September 2015.

Q4 2014 sales declined 52% to $1.1 million from $2.4 million in Q4 2013, reflecting a $1.3 million decrease in revenues due to the completion of a large infrastructure project for Miami-Dade County Public Schools in Q1 2014.  In the month of December 2014, JDL’s managed services business reached an annual recurring revenue run rate of approximately $1.0 million, primarily driven by strong demand for its HIPAA-Compliant IT services and expansion into the financial and legal verticals.

Q4 2014 gross profit declined 59% to $0.2 million, or 16.5% of sales, from $0.5 million, or 19.3% of sales, in Q4 2013.

Operating loss was $0.6 million compared to an operating loss of $0.6 million in Q4 2013.

Financial Condition

CSI’s balance sheet at December 31, 2014 included cash, cash equivalents, and investments of $29.9 million, working capital of $56.9 million, and stockholders’ equity of $86.0 million.

CSI’s Board recently declared a cash dividend of $0.16 per common share payable on April 1, 2015 to shareholders of record as of March 16, 2015.   This marks the 50th consecutive quarter that CSI has paid a dividend to its shareholders.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user.

With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward- Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.	The Equity Group Inc.
Edwin C. Freeman	Devin Sullivan
Chief Financial Officer	Senior Vice President
952-996-1674	212-836-9608
efreeman@commsysinc.com	dsullivan@equityny.com

Roger H. D. Lacey	Kalle Ahl, CFA
Chief Executive Officer	Senior Associate
212-836-9614
952-996-1674	kahl@equityny.com

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Unaudited

	Three Months Ended		Twelve Months Ended

	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Sales	$27,230,132	$27,313,304	$119,071,439	$131,319,510
Gross profit	9,064,273	9,971,098	42,158,558	44,898,528
Operating (loss) income	(1,518,571)	(85,622)	3,292,919	1,156,367
(Loss) income before income taxes	(1,562,818)	(100,382)	3,181,228	1,103,125
Income tax expense	(532,888)	702,488	1,219,355	2,061,013
Net income (loss)	$(1,029,930)	$(802,870)	$1,961,873	$(957,888)

Basic net income (loss) per share	$(0.12)	$(0.09)	$0.23	$(0.11)
Diluted net income (loss) per share	$(0.12)	$(0.09)	$0.23	$(0.11)
Cash dividends per share	$0.16	$0.16	$0.64	$0.64

Average basic shares outstanding	8,653,191	8,517,212	8,622,032	8,531,073
Average dilutive shares outstanding	8,653,191	8,517,212	8,640,416	8,531,073

Selected Balance Sheet Data

	Unaudited

	Dec. 31, 2014	Dec. 31, 2013
Total assets	$100,286,235	$103,352,741
Cash, cash equivalents & investments	29,879,835	29,722,412
Working capital	56,910,880	70,599,599
Property, plant and equipment, net	18,153,152	14,941,492
Long-term liabilities	1,270,876	1,837,848
Stockholders’ equity	86,020,498	88,622,043